UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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APPLIED GENETIC TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

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APPLIED GENETIC TECHNOLOGIES CORPORATION

14193 NW 119th Terrace

Suite 10

Alachua, Florida 32615

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2017 Annual Meeting of Stockholders, which is being held as follows:

Date:	February 28, 2017

Time:	11:00 a.m., Eastern time

Location:	The offices of Donnelley Financial Solutions, 255 Greenwich Street, 3rd Floor, New York, NY 10007

At the meeting, we will ask our stockholders to:

•	re-elect as our class III directors Susan B. Washer, Ed Hurwitz and James Rosen, each to serve for a three-year term ending at our 2020 annual meeting of stockholders;

•	ratify the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2017; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person, by proxy or via the internet or telephone. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy or internet or telephone vote and vote your shares in person. Only stockholders of record at the close of business on January 9, 2017 may vote at the meeting.

By order of the Board of Directors,

Hemmie Chang

Secretary

January 13, 2017

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PROXY STATEMENT

FOR THE

APPLIED GENETIC TECHNOLOGIES CORPORATION

2017 ANNUAL MEETING OF STOCKHOLDERS

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 28, 2017

This proxy statement and our fiscal year 2016 Annual Report to Stockholders are also available for viewing, printing and downloading at www.edocumentview.com/AGTC

INFORMATION ABOUT THE MEETING

The Meeting

The 2017 Annual Meeting of Stockholders of Applied Genetic Technologies Corporation will be held at 11:00 a.m., Eastern time, on Tuesday, February 28, 2017 at the offices of Donnelley Financial Solutions, 255 Greenwich Street, New York, NY 10007. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

•	the re-election as our class III directors Susan B. Washer, Ed Hurwitz and James Rosen, each to serve for a three-year term ending at our 2020 annual meeting of stockholders;

•	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending on June 30, 2017; and

•	any other business properly presented at the meeting.

This Proxy Solicitation

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

We will mail this proxy statement and the enclosed proxy card to stockholders for the first time on or about January 20, 2017. In this mailing, we will include a copy of our fiscal year 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, as amended, for the year ended June 30, 2016 (excluding exhibits), as filed with the Securities and Exchange Commission.

Who May Vote

Holders of record of our common stock at the close of business on January 9, 2017 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our chief financial officer, Lawrence E. Bullock, at our offices located at 14193 NW 119th Terrace, Suite 10, Alachua, Florida 32615, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., Eastern time, on any business day from February 18, 2017 to the time of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on January 9, 2017, the record date for the meeting. You may vote your shares at the meeting in person, by proxy or via the internet or the toll-free number (for residents of the United States and Canada) listed on your proxy card.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the re-election of each of Ms. Washer, Mr. Hurwitz and Mr. Rosen as a class III director and FOR the ratification of our independent registered public accounting firm. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner they deem appropriate.

•	To vote via the internet, you must access the website for internet voting at www.envisionreports.com/AGTC. Please have the enclosed proxy card handy when you access the website and follow the on-screen instructions. Internet voting facilities for shareholders of record will be available 24 hours a day until 12:00 a.m. (Central time) on February 28, 2017. If you vote via the internet, you do not have to return your proxy card via mail.

•	To vote via telephone, use any touch-tone telephone and call 1-800-652-VOTE (8683) to transmit your voting instructions up until 12:00 a.m. (Central time) on February 28, 2017. Please have the enclosed proxy card handy when you call and then follow the instructions. If you vote via telephone, you do not have to return your proxy card via mail.

If you vote by proxy or via the internet or telephone, you may revoke your vote at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy or via the internet or telephone on a later date; or

•	attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of providing voting instructions to them over the internet or by telephone, directions for which would be provided by your brokerage firm on your vote instruction form.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, regarding the election of directors is a “non-routine” proposal. If you do not instruct your broker how to vote with respect to Proposal 1, your broker will not vote on it and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on Proposal 1. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 2, the ratification of RSM US LLP as our independent registered public accounting firm, is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds shares of our common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on January 9, 2017, a total of 18,073,563 shares of our common stock were outstanding. Our by-laws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our fiscal year 2016 Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our fiscal year 2016 Annual Report, unless you provided our transfer agent with contrary instructions.

This practice, known as “householding,” is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our fiscal year 2016 Annual Report by sending a written request to Applied Genetic Technologies Corporation, attention Lawrence E. Bullock, chief financial officer, 14193 NW 119th Terrace, Suite 10, Alachua, Florida 32615, or by calling Mr. Bullock at (386) 462-2204. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting your broker or by calling (800) 542-1061 or writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (877) 373-6374 or writing to Computershare Investor Services at P.O. Box. 43078, Providence, RI 02940-3078.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the re-election of Susan B. Washer, Ed Hurwitz and James Rosen, to serve as class III directors.

Our board of directors is divided into three classes:

•	David Guyer, M.D., Anne VanLent and Arnold Oronsky, Ph.D. are class I directors whose terms end at our annual meeting in 2018;

•	Drs. Koenig and Magovcevic-Liebisch are class II directors whose terms end at our annual meeting in 2019; and

•	Susan B. Washer, Ed Hurwitz and James Rosen are class III directors whose terms end at our annual meeting in 2017.

At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of each class III director elected at our 2017 Annual Meeting of stockholders will begin at the meeting and end at our 2020 Annual Meeting of stockholders, or, if later, when the director’s successor has been elected and has qualified.

The following table sets forth certain information as of January 9, 2017, regarding our class III directors, each of whom has been nominated for re-election, and each other director who will continue in office following the 2017 Annual Meeting.

Name	Age	Position(s)
Class III Director Nominees
Susan B. Washer	55	President, chief executive officer and director
Ed Hurwitz (2) (3)	52	Director
James Rosen (1) (3)	47	Director

Continuing Directors
Scott Koenig, M.D., Ph.D. (1)	64	Chairman of the board of directors
David R. Guyer, M.D. (2)	56	Director
Ivana Magovcevic-Liebisch, Ph.D. (1)	49	Director
Arnold L. Oronsky, Ph.D.	77	Director
Anne VanLent (3)	68	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Class III Director Nominees

Susan B. Washer has served as our president and chief executive officer since March 2002 and as a member of our board of directors since November 2003. Prior to becoming our president and chief executive officer, Ms. Washer served as our chief operating officer from October 2001 to March 2002. From August 1996 to October 2001, Ms. Washer was president and chief executive officer of Scenic Productions Inc., a specialty construction firm providing sculpting, painting and construction services to the entertainment industry. From June 1994 to August 1996, Ms. Washer served as the Founding Executive Director and then Business Advisor for the North Florida Technology Innovation Center, a public-private organization financing and providing services to entrepreneurial companies licensing technology from Florida universities. From October 1983 to June 1994, Ms. Washer served in various research and pharmaceutical management positions with Abbott Laboratories and Eli Lilly and Company. Ms. Washer received a B.S. in biochemistry from Michigan State University and an M.B.A. from the University of Florida. We believe that Ms. Washer’s education and professional background in science and business management, her years of experience in the pharmaceutical and biotechnology industries, her service as a senior executive of entrepreneurial companies and her extensive knowledge of our company and its business qualify her to serve as a member of our board of directors.

Ed Hurwitz has served as a member of our board of directors since November 2012. Mr. Hurwitz is a managing director of MPM Capital, a healthcare venture capital firm, and from January 2015 through 2016 he was a managing director of Precision Bioventures, LLC, a consulting and investment advisory firm. He was a director at Alta Partners from 2002 through December 2014, and served as a consultant to Alta Partners during 2013 and 2014. Mr. Hurwitz currently serves as Chairman of the board of directors of ViewPoint Therapeutics, a privately-held, biotechnology company, and as a member of the board of directors of MacroGenics, Inc. Prior to joining Alta, Mr. Hurwitz served as Senior Vice President and CFO of Affymetrix from 1997 to 2002. From 1994 to 1997, Mr. Hurwitz was a biotechnology research analyst for Robertson Stephens & Company, and from 1992 to 1994, was a biotechnology research analyst for Smith Barney Shearson. From 1990 to 1992, he practiced commercial law at Cooley Godward LLP. Mr. Hurwitz earned a J.D. and M.B.A. from the University of California, Berkeley’s Boalt School of Law and Haas School of Business, respectively. He also holds a B.A. in Molecular Biology from Cornell University. We believe that Mr. Hurwitz’s education and professional background in science, business management and law, his work as a lawyer, research analyst and senior executive in the biotechnology industry and his experience as a director of other public and private biotechnology companies qualify him to serve as a member of our board of directors.

James Rosen has served as a member of our board of directors since March 2010; he is currently President & CEO of Artizan Biosciences. Artizan Biosciences is engaging in early-stage immunobiology research and development for the treatment of unmet medical needs. From February 2015 through August 2016, Mr. Rosen served as Deputy Director, Venture Investing at the Bill & Melinda Gates Foundation. Prior to that, Mr. Rosen was a partner at Intersouth Partners, a venture capital firm, from January 2007 to December 2014. Prior to joining Intersouth, he spent 15 years in clinical, research and financial positions in the health care and biotechnology sectors, including serving as an equity research analyst at Brean Murray & Co., from 2000 to 2003, covering biopharmaceuticals, genomics, generics, drug delivery and medical device companies. Mr. Rosen holds a B.A. from Duke University, an M.B.A. from the University of North Carolina-Chapel Hill’s Kenan-Flagler School of Business and an M.S.P.H. from the University of North Carolina School of Public Health. We believe that Mr. Rosen’s education and professional background in science, business management and finance and his operational experience as a scientist and executive in the healthcare and biotechnology industries and as a venture capitalist concentrating on those industries, qualify him to serve as a member of our board of directors.

Continuing Directors

Scott Koenig, M.D., Ph.D. has served as a member of our board of directors since April 2002 and as chairman of our board of directors since April 2004. Dr. Koenig has served as the President and Chief Executive Officer and a director of MacroGenics, Inc., a publicly traded biopharmaceutical company, since September 2001 and was one of its co-founders. Prior to joining MacroGenics, Dr. Koenig served as Senior Vice President of Research at MedImmune Inc., a biopharmaceutical company, where he participated in the selection and maturation of its product pipeline. From 1984 to 1990, he worked in the Laboratory of Immunoregulation at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health, or NIH, where he investigated the immune response to retroviruses and studied the pathogenesis of AIDS. Dr. Koenig currently serves as Chairman of the Board of Directors of the Children’s Research Institute and on the boards of directors of Children’s National Medical Center, the International Biomedical Research Alliance, and the Biotechnology Industry Organization (BIO). Dr. Koenig received his A.B. and Ph.D. from Cornell University and his M.D. from the University of Texas Health Science Center in Houston. He completed his residency in Internal Medicine at the Hospital of the University of Pennsylvania, and is Board certified in Internal Medicine and Allergy and Immunology. We believe that Dr. Koenig’s education and professional background in science and medicine, his experience as chief executive officer of MacroGenics and as a scientist and senior executive at other life science companies and research organizations and his service as a director of other biopharmaceutical companies, medical institutions and industry groups qualify him to serve as a member of our board of directors.

David R. Guyer, M.D. has served as a member of our board of directors since June 2014. Dr. Guyer has served as Chairman of the board of directors of Ophthotech Corporation since January 2007 and as Chief Executive Officer of Ophthotech since April 2013. Dr. Guyer, served as a Partner at SV Life Sciences, a venture capital firm, from December 2009 to April 2013, and as a Venture Partner at SV Life Sciences from May 2006 to December 2009. In April 2013, Dr. Guyer resumed his role as Venture Partner at SV Life Sciences Advisers, LLC. Dr. Guyer co-founded Eyetech Pharmaceuticals Inc. and served as Chief Executive Officer and as a member of its board of directors from 2000 to 2006. Prior to co-founding Eyetech Pharmaceuticals, Dr. Guyer was a Professor and served as Chairman of the Department of Ophthalmology at New York University School of Medicine. Dr. Guyer received a B.S. from Yale College and an M.D. from Johns Hopkins Medical School. Dr. Guyer completed his ophthalmology residency at Wilmer Ophthalmological Institute, Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. We believe that Dr. Guyer’s extensive experience in developing and commercializing ophthalmologic therapies and his service as an executive officer and director of other biotechnology companies qualify him to serve as a member of our board of directors.

Ivana Magovcevic-Liebisch has served as a member of our board of directors since June 2014. Dr. Magovcevic-Liebisch has served as Senior Vice President, Head of Global Business Development for Teva Pharmaceutical Industries Ltd., or Teva, since April 2013. Prior to joining Teva, Dr. Magovcevic-Liebisch held several senior positions within Dyax Corp., or Dyax, from April 2001 through March 2013, most recently serving as Executive Vice President and Chief Operating Officer. Prior to joining Dyax, Dr. Magovcevic-Liebisch was Director of Intellectual Property and Patent Counsel for Transkaryotic Therapies, Inc. from November 1999 until March 2001. Dr. Magovcevic-Liebisch received her J.D. from Suffolk University Law School and her Ph.D. in genetics from Harvard University. We believe that Dr. Magovcevic-Liebisch’s extensive experience in biopharmaceutical business development and operations qualify her to serve as a member of our board of directors.

Arnold L. Oronsky, Ph.D. has served as a member of our board of directors since November 2003. Dr. Oronsky has been a general partner at InterWest Venture Management Co., a venture capital firm, since 1994. Prior to joining InterWest, Dr. Oronsky was vice president for discovery research at Lederle Laboratories, a division of American Cyanamid Company focused on the production of vaccines. Dr. Oronsky holds a Ph.D. in Immunology from Columbia University and has published over 125 scientific articles. He also serves as a Senior Lecturer in the Department of Medicine at Johns Hopkins Medical School. Dr. Oronsky serves as the chairman of the board of directors of Dynavax Technologies Corporation, a biopharmaceutical company, as well as on the board of directors TESARO, Inc., an oncology-focused biopharmaceutical company. Dr. Oronsky also served on the boards of directors of the biopharmaceutical companies, MacroGenics, Inc., from 2000 to 2014, Metabasis Therapeutics, Inc., from 2000 to 2010, and Anesiva, Inc., from 2005 to 2010. Anesiva filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of California in January 2010. We believe that Dr. Oronsky’s education and professional experience in science and medicine, his experience building and operating research and development operations and his experience in the venture capital industry, particularly with biotech and pharmaceutical companies, qualify him to serve as a member of our board of directors.

Anne VanLent has served as a member of our Board of Directors since August 2016. Ms. VanLent is President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company that developed and marketed prescription dermatology products, from May 2002 through April 2008. From July 1997 to October 2001, she was the Executive Vice President—Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent currently serves as lead director, chair of the Audit Committee, and member of the Nominating and Governance Committee of Aviragen Therapeutics, Inc.; a director, chair of the Audit Committee, and chair of the Nominating and Governance

Committee of Ocera Therapeutics, Inc. (formerly Tranzyme Pharma, Inc.); and a director, member of the Audit Committee and member of the Compliance Committee of Novelion Pharmaceuticals, Inc. (previously Aegerion Pharmaceuticals, Inc.), each a NASDAQ-listed pharmaceuticals company. From July 2013 to May 2016, Ms. VanLent served as a director, chair of the Audit Committee, and member of the Compensation Committee of Onconova Therapeutics, Inc., a NASDAQ-listed pharmaceuticals company; and was as a director of Integra Life Sciences Holdings, Inc., a NASDAQ-listed medical device company, where she served as chair of the Audit Committee from 2006 to 2012. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Our Board of Directors believes that Ms. VanLent’s qualifications to sit on our Board of Directors include her extensive leadership and finance experience, and her extensive experience serving as a board member, audit committee member and audit committee chair of public companies in the life sciences industry.

If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

The three nominees receiving the greatest numbers of votes cast will be elected as class III directors. Brokers may not vote shares they hold for you in the election of Directors, unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF MS. WASHER, MR. HURWITZ AND MR. ROSEN AS CLASS III DIRECTORS.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP currently serves as our independent registered public accounting firm and audited our financial statements for the fiscal year ended June 30, 2016. Our audit committee has retained RSM US LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2017.

Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain RSM US LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of AGTC and our stockholders.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our board of directors currently consists of eight members, of whom four were elected as directors pursuant to a stockholders agreement that we entered into with the former holders of our preferred stock. The stockholders agreement terminated upon the closing of our initial public offering in April 2014, and there are no other contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our amended and restated certificate of incorporation, and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75 percent of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms, divided as follows:

•	the class I directors are Dr. Guyer, Dr. Oronsky and Ms. VanLent whose terms will expire at the annual meeting of stockholders to be held in 2018;

•	the class II directors are Dr. Koenig and Dr. Magovcevic-Liebisch, whose terms will expire at the annual meeting of stockholders to be held in 2019; and

•	the class III directors are Ms. Washer, Mr. Hurwitz and Mr. Rosen, whose terms will expire at the 2017 annual meeting.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Ms. Washer, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules.

Board Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our chief executive officer is responsible for setting the strategic direction for our company and the day to day leadership and performance of the company, while our Chairman, who is not an executive officer, sets the agenda for board meetings, facilitates communications between the board and the chief executive officer and discussion among the independent directors and presides over meetings of the board and stockholders. Our independent directors meet in executive session on a regular basis, without management present, with our Chairman presiding.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees, which are the only standing committees of our board of directors, operates under a charter that has been approved by our board of directors.

Audit committee. The current members of our audit committee are Mr. Hurwitz, Mr. Rosen and Ms. VanLent. Mr. Bruce Peacock was a member of the Audit Committee until his resignation effective as of August 17, 2016. Our board of directors has determined that each member of the audit committee satisfies the NASDAQ Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act. Each of the members of our audit committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and the NASDAQ Stock Market. The board of directors has also determined that Ms. VanLent qualifies as an “audit committee financial expert,” as defined by applicable rules of the NASDAQ Stock Market and the SEC. The audit committee assists our board of directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm.

The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm and reviews and approves any related party transactions entered into by us.

The audit committee met in person or by telephone 4 times during fiscal year 2016.

Compensation committee. The current members of our compensation committee are Dr. Koenig, Dr. Magovcevic-Liebisch and Mr. Rosen, each of whom is an independent director. The compensation committee:

•	approves the compensation and benefits of our executive officers;

•	reviews and makes recommendations to the board of directors regarding benefit plans and programs for employee compensation; and

•	administers our equity compensation plans.

The compensation committee met in person or by telephone 4 times during fiscal year 2016.

Nominating and corporate governance committee. The members of our nominating and corporate governance committee are Dr. Guyer and Mr. Hurwitz, each of whom is an independent director. The nominating and corporate governance committee:

•	identifies individuals qualified to become board members;

•	recommends to the board of directors nominations of persons to be elected to the board; and

•	advises the board regarding appropriate corporate governance policies and assists the board in achieving them.

The nominating and corporate governance committee met in person or by telephone 3 times during fiscal year 2016.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor has any of them ever been an officer or employee of our company.

Code of Business Conduct and Ethics; Corporate Governance Guidelines

We have adopted a written code of business conduct and ethics that applies to our directors, executive officers and employees, as well as corporate governance guidelines. Copies of the code of business conduct and ethics and our corporate governance guidelines are posted on the Corporate Governance section of our website, which is located at www.agtc.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website.

Meetings of the Board of Directors

Our board of directors met in person or by telephone five times during fiscal year 2016. Except for Dr. Oronsky, no director attended fewer than 75 percent of the aggregate number of meetings of the board of directors and of any committee of the Board on which he or she served, in each case held during the period in which he or she served as a director, in fiscal year 2016.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Candidates and Selection Process

Our nominating and corporate governance committee, in consultation with our board of directors, is responsible for identifying and reviewing candidates to fill open positions on the board, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise, and recommending to our full board candidates for nomination for election as directors. In recommending new directors, the committee will consider any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, diversity, factors relating to the composition of the board of directors (including its size and structure), and such other factors as the committee deems to be appropriate. The goal of the committee is to assemble a board of directors that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The committee is responsible for reviewing from time to time the appropriate skills and characteristics required of directors in the context of the current make-up of the board of directors, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, financial reporting and other areas that contribute to an effective board of directors.

The committee has not adopted any formal policy, guidelines or procedures regarding the diversity of our board of directors. Our priority in selection of board members is identification of members who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5 percent of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee, c/o Secretary, Applied Genetic Technologies Corporation, 14193 NW 119th Terrace, Suite 10, Alachua, Florida 32615. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates that it recommends. If the board of directors resolves to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve as a director if elected. As part of this responsibility, the committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for election as a director and such candidate’s compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors should send correspondence to the attention of the Chairman of the Board, c/o Applied Genetic Technologies Corporation, 14193 NW 119th Terrace Suite 10, Alachua, Florida 32615, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our Chairman of the Board will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Chairman will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Chairman, our board of directors may elect to adopt more elaborate screening procedures.

Director Compensation

Our non-employee directors other than Dr. Guyer receive equity-based compensation and cash fees as follows:

•	each non-employee director receives an annual cash fee in the amount of $35,000;

•	our chairman receives an additional cash fee in the amount of $35,000;

•	the chairperson of each of our board committees receives an additional annual cash fee as follows: audit committee chair, $15,000; compensation committee chair, $10,000; and nominating and corporate governance committee chair, $7,500; and

•	each other member of a board committee receives an additional annual cash fee as follows: audit committee, $7,500; compensation committee, $5,000; and nominating and corporate governance committee, $3,750.

The cash fees described above are paid quarterly in arrears. Non-employee directors are also reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the board and of committees on which they serve.

Upon his or her initial election to our board of directors, our non-employee directors other than Dr. Guyer are entitled to receive a non-qualified stock option, vesting in equal installments on each of the first three anniversaries of the date of grant, to purchase 16,000 shares of our common stock (increased from 12,400 shares in fiscal year 2016). In addition, each non-employee director other than Dr. Guyer remaining in office receives annually a non-qualified stock option, vesting on the first anniversary of the date of grant, to purchase 8,000 shares of our common stock (increased from 6,200 shares in fiscal year 2016). Each such initial or annual stock option is granted with an exercise price equal to the fair value of our common stock on the date of grant.

We have agreed to pay to Dr. Guyer an annual cash fee in the amount of $95,000 (increased from $85,000 for fiscal year 2016) for his service on our board of directors in lieu of the cash payments and option grants described above.

The following table sets forth information regarding compensation awarded to, earned by or paid to our non-employee directors who served during fiscal year 2016. We do not pay any compensation to our president and chief executive officer in connection with her service on our board of directors. See “Executive Compensation” for a discussion of the compensation of Ms. Washer.

Name	Fees earned or paid in cash (1)	Option awards (2)	Total
Scott Koenig, M.D., Ph.D.	$73,125	$67,923	$141,048
David R. Guyer, M.D.	$84,063	$—	$84,063
Ed Hurwitz	$49,875	$67,923	$117,798
Ivana Magovcevic-Liebisch, Ph.D.	$40,000	$67,923	$107,923
Arnold L. Oronsky, Ph.D.	$35,000	$67,923	$102,923
James Rosen	$52,500	$67,923	$120,423
Bruce Peacock (3)	$50,000	$67,923	$117,923

(1)	Represents amount earned or paid for service as a director during fiscal year 2016.

(2)	Represents the grant date fair value of option awards granted in fiscal year 2016 in accordance with ASC 718. See Note 8 of the notes to our financial statements included in our annual report on Form 10-K for our fiscal year ended June 30, 2016 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	Mr. Peacock resigned from our board of directors effective as of August 17, 2016.

The table below shows the aggregate number of option awards held as of June 30, 2016 by each of our non-employee directors who was serving as of that date.

Name	Options Outstanding at Fiscal Year End (#)
Scott Koenig, M.D., Ph.D.	77,993
David R. Guyer, M.D.	—
Ed Hurwitz	20,263
Ivana Magovcevic-Liebisch, Ph.D.	20,263
Arnold L. Oronsky, Ph.D.	20,263
James Rosen	20,263
Bruce A. Peacock (1)	15,575

(1)	Mr. Peacock resigned from our board of directors effective as of August 17, 2016.

Our Management

The following table sets forth information with respect to our executive officers as of January 9, 2017:

Name	Age	Position(s)
Susan B. Washer (1)	55	President, chief executive officer and director
Lawrence E. Bullock	60	Chief financial officer
Michael Goldstein, M.D.	50	Chief medical officer
Stephen Potter	60	Vice president and chief business officer
Mark Shearman, Ph.D.	55	Chief scientific officer

(1)	For biographical information concerning Susan B. Washer, see “Proposal 1—Election of Directors.”

Lawrence E. Bullock has served as our chief financial officer since February 2014. From January 2004 through May 2013, Mr. Bullock served as the chief financial officer of BioMimetic Therapeutics, Inc., a biotechnology company specializing in the development and commercialization of products to address musculoskeletal conditions. Prior to his tenure at BioMimetic Therapeutics, Mr. Bullock served as the chief financial officer of Ribozyme Pharmaceuticals Inc. from 1996 to 2003 and La Jolla Pharmaceutical Company from 1990 to 1996. Mr. Bullock received a B.A. in Business Administration from Indiana University and an M.B.A. from the University of Utah.

Michael Goldstein has served as our chief medical officer since December 1, 2016. Prior to joining us, Dr. Goldstein held multiple roles with Eleven Biotherapeutics, Inc., including as chief medical officer from January 2015 to September 2016 and vice president of clinical research from January 2014 to December 2014, where he worked with Eleven’s team to bring a novel treatment for dry eye disease from early research to a completed pivotal trial. Since January 2001 he has served as Co-Director of Cornea and External Disease Service and as an Assistant Professor of Ophthalmology at the New England Eye Center. From September 1998 to December 2001, he was Director of Refractive Surgery Service and Assistant Professor of Ophthalmology at the University of Florida College of Medicine. Dr. Goldstein has been a member of the board of directors of Inanovate, Inc. since August 2009. He has published extensively and is a reviewer for multiple ophthalmology scientific journals. Dr. Goldstein holds an M.D. from Northwestern University Medical School, an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management and a B.A. in Political Economy from Williams College.

Stephen Potter has served as our vice president and chief business officer since January 2015. Prior to joining us, Mr. Potter was employed most recently by NeoStem, Inc., a developer of cell-based therapeutics, where he served as Executive Vice President from July 2013 to February 2015, and was a member of the Board of Directors from January 2013 to July 2013. Previously, Mr. Potter was Senior Vice President of Operations and Corporate Development for Osiris Therapeutics, Inc., from February 2011 to November 2012, where he was part of the senior leadership team that achieved approval of the first-ever stem cell drug therapy, Prochymal. He was also responsible for the launch and overall management of the Bio-Surgery business unit as well as operational oversight for multiple functional areas including manufacturing, human resources, IT, legal, and business development. From 2006 through 2010, Mr. Potter served as Senior Vice President of Corporate and Business Development at Genzyme Corporation and as Vice President of Corporate and Business Development. While at Genzyme, he was the senior leader for its global corporate and business development team that provided strategic and transaction support, including support for many of Genyzme’s gene and cell therapy opportunities. Mr. Potter has also held positions at DuPont Pharmaceuticals, E.I. Dupont de Nemours and Company, Inc., and Booz Allen & Hamilton. Mr. Potter earned a B.S. from University of Massachusetts and an MBA from Harvard Business School.

Mark Shearman Mark Shearman has served as our chief scientific officer since June 1, 2015. From August 2009 until June 2015, Dr. Shearman served as Senior Vice-President of Research & Early Development of EMD Serono, Inc., the U.S. and Canadian subsidiary of Merck KGaA. Prior his time at EMD Serono, Dr. Shearman was Executive Director of Merck & Co. Research Laboratories, Boston, from January 2006 to July 2009 and Senior Director at the Merck Sharp & Dohme Research Laboratories Neuroscience Research Centre, U.K. from January 2004 to December 2005. Dr. Shearman earned a B.Sc. from the University of Bristol, a Ph.D. from the University of Nottingham and conducted academic research at institutes in Japan and Germany.

EXECUTIVE COMPENSATION

Executive Summary

The compensation of our executive officers is determined by the compensation committee of our Board of Directors, and discussed by the committee throughout the year. Our formal annual compensation review process generally takes place during the first quarter of each fiscal year, after the results of the previous fiscal year are known. Annual variable compensation and discretionary cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation, if any, are awarded by the committee on a discretionary basis, generally during the first fiscal quarter, after a review of the previous fiscal year’s results.

Our compensation committee is comprised entirely of non-employee Directors, each of whom our Board of Directors has determined is independent within the meaning of the rules of The NASDAQ Stock Market. The members of the compensation committee have substantial managerial experience and wide contacts in the biotechnology and biopharmaceutical industries and in the broader healthcare industry, upon which they rely in making their determinations. The committee also takes into account publicly available information concerning the compensation practices of other companies in the biotechnology industry. This information is used by the committee informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive.

Our Chief Executive Officer makes recommendations with regard to the compensation of our executive officers other than herself, which are reviewed by the compensation committee. Executive officers do not participate in the process of establishing their own annual compensation.

The committee does not have a formal benchmarking policy or a practice of establishing the amount of any element of our executive officers’ compensation by reference to a fixed range of percentages or percentiles of the compensation of any peer or comparison group. As a result, the determinations made by the members of our compensation committee are guided to a significant degree by their collective judgment and experience. During fiscal year 2016, the committee retained a compensation consultant, Aon Consulting’s Radford Surveys + Consulting, or Radford, to assist the committee in assessing the form and amount of compensation paid to our executives.

Our compensation committee has reviewed our compensation programs and believes that our compensation programs have not encouraged or rewarded excessive or inappropriate risk taking.

Summary Compensation Table for Fiscal Year 2016

The following table sets forth information regarding compensation earned by our President and Chief Executive Officer, our Chief Financial Officer and our three next most highly paid executive officers who served during fiscal year 2016. We refer to these individuals as our named executive officers.

Name	Fiscal Year	Salary ($)	Option Awards ($)(1)	Bonus ($)(2)	Non-equity incentive plan compensation	Other ($)(3)	Total ($)
Susan B. Washer	2016	464,000	1,030,046	—	196,504	8,507	1,699,057
President and chief executive officer	2015	400,000	658,204	—	90,000	8,625	1,156,829
Lawrence E. Bullock	2016	327,000	476,396	—	93,849	6,816	904,061
Chief financial officer	2015	300,000	717,428	—	76,500	11,154	1,105,082
Stephen Potter (4)	2016	314,150	656,654	—	82,464	13,994	1,067,262
Vice president and chief business officer	2015	127,083	2,366,745	—	30,500	3,676	2,528,004
Mark Shearman, Ph.D. (4)	2016	350,000	656,654	50,000	102,900	14,000	1,173,554
Chief scientific officer	2015	29,167	1,576,300	50,000	—	—	1,655,467
Jeffrey D. Chulay, M.D. (5)	2016	381,500	914,165	—	100,144	11,291	1,407,100
Former vice president and chief medical officer	2015	350,000	274,350	—	65,625	10,691	700,666

(1)

Represents the grant date fair value of option awards granted in fiscal years 2015 and 2016 in accordance with Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”). See Note 8 of the notes to our financial statements included in our annual report on Form 10-K for our fiscal year ended June 30, 2016 for a discussion of the relevant assumptions used in calculating these amounts.

(2)	Amount consists of signing bonus paid to Dr. Shearman in connection with his initial employment by us.

(3)	Consists of 401(k) matching contributions.

(4)	Mr. Potter and Dr. Shearman were hired by us during fiscal year 2015.

(5)	On December 1, 2016, in connection with the appointment of Michael Goldstein, M.D. as our new chief medical officer, Dr. Chulay assumed the role of our executive director of clinical strategy.

Narrative Disclosure to Summary Compensation Table

We review compensation annually for all of our employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our compensation committee reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than our chief executive officer. Based on those discussions and its discretion, the compensation committee then determines the compensation and benefits of our executive officers.

In fiscal year 2016, our compensation committee engaged Radford to assist us with the identification of an appropriate peer group of companies for purposes of benchmarking the competitiveness of our executive compensation. Our compensation committee will evaluate the need for revisions to our executive compensation program to ensure that our program is competitive with the companies with which we compete for executive talent and that it is appropriate for a public company.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of June 30, 2016.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Option Grant Date
Susan B. Washer	5,328		—	3.50	11/8/2016	11/8/2006
	19,541		—	3.50	9/18/2019	9/18/2009
	3,877		—	3.50	11/1/2021	11/1/2011
	103,085	(1)	17,601	0.35	1/6/2023	1/6/2013
	96,250	(1)	43,750	4.90	9/18/2023	9/18/2013
	53,709	(1)	45,447	14.08	4/17/2024	4/17/2014
	26,727	(1)	29,053	16.00	7/31/2024	7/31/2014
	18,333	(1)	61,667	18.48	7/21/2025	7/21/2015
Lawrence E. Bullock	58,636	(2)	41,884	12.00	3/26/2024	3/26/2014
	1,459	(2)	1,043	14.08	4/17/2024	4/17/2014
	35,466	(2)	25,333	16.00	7/31/2024	7/31/2014
	8,479	(1)	28,521	18.48	7/21/2025	7/21/2015
Stephen Potter	46,413	(3)	84,636	24.62	1/29/2025	1/29/2015
	11,687	(4)	39,313	18.48	7/21/2025	7/21/2015
Mark Shearman, Ph.D.	27,500	(3)	82,500	19.50	6/1/2025	6/1/2015
	11,687	(5)	39,313	18.48	7/21/2025	7/21/2015
Jeffrey D. Chulay, M.D.	2,028		—	3.50	5/31/2017	5/31/2007
	2,142		—	3.50	9/18/2019	9/18/2009
	25,332	(1)	5,179	0.35	1/6/2023	1/6/2013
	27,920	(1)	12,691	4.90	9/18/2023	9/18/2013
	10,416	(1)	8,814	14.08	4/17/2024	4/17/2014
	11,140	(1)	12,110	16.00	7/31/2024	7/31/2014
	16,270	(1)	54,730	18.48	7/21/2025	7/21/2015

(1)	This option becomes exercisable in equal monthly installments over four years from the date of grant.

(2)	This option became exercisable for 25 percent of the underlying shares on February 3, 2015, and thereafter becomes exercisable in equal monthly installments over 36 months, resulting in the option being exercisable for 100 percent of the underlying shares on February 3, 2018.

(3)	This option becomes exercisable for 25 percent of the underlying shares on the first anniversary of the grant date, and thereafter becomes exercisable for the remaining underlying shares in equal monthly installments over three years, resulting in the option being exercisable for 100 percent of the underlying shares on the fourth anniversary of the grant date.

(4)	This option becomes exercisable for 6/48 of the underlying shares on January 21, 2016, and thereafter becomes exercisable for the remaining underlying shares in equal monthly installments over four years from the date of grant.

(5)	This option becomes exercisable for 11/48 of the underlying shares on June 21, 2016, and thereafter becomes exercisable for the remaining underlying shares in equal monthly installments over four years from the date of grant.

Employment Agreements, Severance and Change in Control Arrangements

Agreements with Ms. Washer and Dr. Chulay

On September 26, 2014, we entered into employment agreements with Ms. Washer and Dr. Chulay. Under the terms of her employment agreement, if we terminate Ms. Washer’s employment without “cause” or if she terminates her employment with us for “good reason” prior to a change of control or during the 12-month period following a “change of control,” in each case as those terms are defined in her employment agreement, she will be entitled to receive severance benefits, payable in a single lump sum, as follows:

•	An amount equal to the sum of (a) her then current annual base salary and (b) the product of her target bonus in effect immediately prior to the date of termination multiplied by a fraction equal to the quotient of (i) the number of days elapsed as of the termination date during the year in which the termination occurs divided by (ii) 365.

•	She will also be entitled to continue to participate in our benefits plans for a period of up to 12 months following the effective date of the termination of her employment on substantially the same terms as were in effect immediately prior to her termination.

•	In addition, if Ms. Washer’s employment is terminated by us without cause or by Ms. Washer during the 12 months following a change of control for good reason, all unvested equity awards previously granted to her will become fully vested as of the date of the termination of her employment.

•	In the event Ms. Washer terminates her employment for good reason other than during the 12-month period following a change of control, each unvested equity award previously granted to her will immediately vest with respect to 50 percent of the shares that are unvested as of the effective date of the termination of her employment.

•	To the extent that the vesting of any unvested awards held by Ms. Washer at the time of the termination of her employment is contingent upon the attainment of any corporate or market performance condition that has not been satisfied as of that date, the condition will be deemed to have been satisfied as of the date of termination

•	at the 100 percent level, in the case of a termination by us without cause or by Ms. Washer during the 12 months following a change of control for good reason, or

•	the 50 percent level, in the case of a termination by Ms. Washer for good reason other than during the 12 months following a change of control for good reason.

Under the terms of his employment agreement, if we terminate Dr. Chulay’s employment without “cause” or if Dr. Chulay terminates his employment for with us for “good reason” during the 12-month period following a “change of control,” in each case as those terms are defined in his employment agreement, he will be entitled to receive severance benefits, payable in a single lump sum, as follows:

•	An amount equal to the sum of (a) 75 percent of his then current annual base salary and (b) the product of his target bonus in effect immediately prior to the date of termination multiplied by a fraction equal to the quotient of (i) the number of days elapsed as of the termination date during the year in which the termination occurs divided by (ii) 365.

•	He will also be entitled to continue to participate in our benefits plans for a period of up to nine months following the effective date of such a termination of his employment on substantially the same terms as were in effect immediately prior to his termination.

•	In addition, if Dr. Chulay’s employment is terminated during the 12 months following a change of control by us without cause or by Dr. Chulay for good reason, all unvested equity awards previously granted to Dr. Chulay will become fully vested as of the date of such a termination of his employment.

•	In the event we terminate Dr. Chulay’s employment without cause at any time other than during the 12-month period following a change of control, each unvested equity award previously granted to

Dr. Chulay will immediately vest with respect to 50 percent of the shares that are unvested as of the effective date of the termination of his employment.

•	To the extent that the vesting of any unvested awards held by Dr. Chulay at the time of the termination of his employment is contingent upon the attainment of any corporate or market performance condition that has not been satisfied as of that date, the condition will be deemed to have been satisfied as of the date of termination

•	at the 100 percent level, in the case of a termination during the 12 months following a change of control by us without cause or by Dr. Chulay for good reason, or

•	the 50 percent level, in the case of a termination by us without cause other than during the 12 months following a change of control.

Agreements with Dr. Shearman and Messrs. Bullock and Potter

We entered into offer letters with each of Dr. Shearman and Messrs. Bullock and Potter in connection with their employment by us. Pursuant to the terms of the offer letters, under certain circumstances, we may be required to make severance payments to Dr. Shearman and Messrs. Bullock and Potter following a termination of their respective employment by us. If, at any time following the date that is six months following the start of his respective employment with us, any of Dr. Shearman’s, Mr. Bullock’s or Mr. Potter’s employment by us is terminated (i) by us without cause or (ii) by any of Dr. Shearman, Mr. Bullock or Mr. Potter, as applicable, following a sale of all or substantially all of our stock or assets, whether by merger, acquisition or otherwise, in which he is not offered a position with the successor entity with substantially equivalent responsibilities and with total compensation, benefits and severance rights at least equivalent to those he received from us immediately prior to such event, which we refer to as a change of control termination, the affected individual will receive:

•	in the case of Dr. Shearman,

•	an amount equal to six-months of his then-current base salary and earned bonus, if the termination occurs prior to the first anniversary of the commencement of his employment, or

•	an amount equal to nine-months of his then-current base salary and earned bonus, if the termination occurs on or after the first anniversary of the commencement of his employment; and

•	if the termination is a change of control termination, all of Dr. Shearman’s outstanding unvested options will immediately vest and become exercisable; or

•	in the case of Mr. Bullock,

•	an amount equal to six-months of his then-current base salary and earned bonus, if the termination occurs prior to the first anniversary of the commencement of his employment, or

•	an amount equal to nine-months of his then-current base salary and earned bonus, if the termination occurs on or after the first anniversary of the commencement of his employment, or

•	an amount equal to twelve months of base salary and bonus, if the termination is a result of a change in control of AGTC and Mr. Bullock is not offered the position of chief financial officer of the acquiring company; or

•	in the case of Mr. Potter, an amount equal to six-months of his then-current base salary.

Additionally, in the event there is a change of control of AGTC and Mr. Bullock is not offered the position of chief financial officer of the acquiring company, then all of his then-outstanding options will fully vest upon the change of control and remain exercisable until the earlier of the second anniversary of the change of control and their scheduled expiration.

The following table provides information regarding the estimated amounts payable to our named executive officers upon the occurrence of the triggering events described, in each case assuming that the trigger event occurred on June 30, 2016, the last day of our most recently completed fiscal year, assuming that their employment agreements had been in effect as of that date. The amounts shown as payable upon the triggering events described do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused paid-time-off.

Name and Trigger Event	Cash ($)	Equity ($)(1)	Perquisites/ Benefits ($)		Total ($)
Susan B. Washer
Termination of employment by us without cause	719,200	648,627	—	(2)	1,367,827
Termination of employment by Ms. Washer for good reason during the 12 months following a change of control	719,200	648,627	—	(2)	1,367,827
Termination of employment by Ms. Washer for good reason other than during the 12 months following a change of control	719,200	324,314	—	(2)	1,043,514
Lawrence E. Bullock
Termination of employment by us without cause	359,700	—	—		359,700
Change of control termination	359,700	—	—		359,700
Change of change of control of AGTC in which Mr. Bullock is not offered the position of chief financial officer of the acquiring company	—	89,265	—		89,265
Termination of employment by Mr. Bullock following a change of control of AGTC in which he is not offered the position of chief financial officer of the acquiring company	441,450	89,265	—		530,715
Stephen A. Potter
Termination of employment by us without cause	157,075		—		157,075
Change of control termination	157,075		—		157,075
Mark Shearman, Ph.D.
Termination of employment by us without cause	385,000		—		385,000
Change of control termination	385,000		—		385,000
Jeffrey D. Chulay, M.D.
Termination of employment by us without cause other than during the 12 months following a change of control	419,650	94,473	4,473	(3)	518,596
Termination of employment by us without cause or by Dr. Chulay for good reason during the 12 months following a change of control	419,650	188,945	4,473	(3)	613,068

(1)	Value represents the number of shares underlying unvested in-the-money stock options that would have been accelerated multiplied by the difference between the exercise prices of such options minus the closing price of our common stock on the last trading day of the year.

(2)	As of June 30, 2016, Ms. Washer did not participate in our medical, dental or vision insurance benefit programs.

(3)	Represents the value of medical, dental and vision insurance benefit continuation for nine months after termination.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-Than-5 percent Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of January 9, 2017, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5 percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 9, 2017 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Applied Genetic Technologies Corporation, 14193 NW 119th Terrace, Suite 10, Alachua, Florida 32615.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 18,073,563 shares of our common stock outstanding as of January 9, 2017. The number of outstanding shares beneficially owned by each stockholder below was obtained from the most recent publicly filed information, as applicable. Amounts under the heading “Right to Acquire” represent shares that may be acquired upon exercise of outstanding stock options or warrants exercisable within 60 days of January 9, 2017.

Name of Beneficial Owner	Shares Outstanding	Right to Acquire	Total	Percentage of Shares Outstanding
FMR LLC (1)	1,758,130		1,758,130	9.7%
Entities affiliated with InterWest Partners (2)	1,452,216	11,895	1,464,111	8.1%
Biogen Inc. (3)	1,453,957	—	1,453,957	8.0%
S.R. One, Limited (4)	1,436,448	—	1,436,448	7.9%
Intersouth Partners VI, L.P. (5)	1,214,457	—	1,214,457	6.7%
Alta Partners VIII, L.P. (6)	1,129,551	—	1,129,551	6.2%
Steven A. Cohen (7)	1,011,300	—	1,011,300	5.6%
Susan B. Washer (8)	20,328	414,945	435,273	2.4%
Lawrence E. Bullock (9)	10,000	146,755	156,755	*
Jeffrey D. Chulay, M.D. (10)	20,400	131,942	152,342	*
Stephen Potter (11)	1,400	96,774	98,174	*
Mark Shearman, Ph.D. (12)	3,000	76,645	79,645	*
Scott Koenig, M.D., Ph.D. (13)	2,228	72,189	74,417	*
David Guyer, M.D.	—	—	—	—
Edward Hurwitz (14)(15)	1,800	17,138	18,938	*
Ivana Magovcevic-Liebisch, Ph.D. (14)	3,000	17,138	20,138	*
Arnold L. Oronsky, Ph.D. (2)(14)	—	17,138	17,138	*
James Rosen (14)	—	17,138	17,138	*
Anne VanLent (16)	—	—	—	—
All current executive officers and directors (13 persons) (17)	62,156	1,007,802	1,069,958	5.6%

*	Less than 1.0%

1.	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson and Select Biotechnology Portfolio. Each of FMR LLC, Mr. Johnson and Ms. Johnson reported that it, he or she has sole dispositive power over 1,758,130 shares of our common stock, and Select Biotechnology Portfolio reported that it has sole voting power over 1,464,194 shares of our common stock. The address provided for FMR LLC, Mr. Johnson, Ms. Johnson and Select Biotechnology Portfolio is 245 Summer Street, Boston, MA 02210.

2.	This information is based on a Schedule 13G filed with the SEC on February 12, 2016 by InterWest Partners VIII, L.P., InterWest Investors VIII, L.P., InterWest Investors Q VIII, L.P., InterWest Management Partners VIII, LLC, Harvey B. Cash, Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman and Arnold L. Oronsky. InterWest Management Partners VIII, LLC is the general partner of InterWest Partners VIII, L.P., InterWest Investors VIII, L.P., InterWest Investors Q VIII, L.P., and has sole voting and investment control over the shares held by each of them. Harvey B. Cash, Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman and Arnold L. Oronsky, a member of our board of directors, are the managing directors of InterWest Management Partners VIII, LLC. Each of the managing directors share voting and investment control with respect to the shares held by the entities affiliated with InterWest Partners. The address for these entities is c/o InterWest Partners, 2710 Sand Hill Road, Second Floor, Menlo Park, California 94025. Includes 11,895 shares of common stock issuable upon exercise of stock purchase warrants exercisable within 60 days of the date of this table.

3.	This information is based on a Schedule 13G filed with the SEC on August 20, 2015 by Biogen Inc. and Biogen MA Inc. The address of Biogen Inc. is 225 Binney Street, Cambridge MA 02142 and the address of Biogen MA Inc. is 250 Binney Street, Cambridge, MA 02142. Biogen Inc. and Biogen MA Inc. share voting and dispositive power with respect to all of the shares of our common stock reported as beneficially owned by them.

4.	This information is based on a Schedule 13D/A filed with the SEC on February 24, 2015 by GlaxoSmithKline plc, the indirect parent of S.R. One, Limited. The address of S.R. One, Limited is 161 Washington Street, Suite 500, Conshohocken, Pennsylvania 19428.

5.	The address of Intersouth Partners VI, L.P. is 102 City Hall Plaza, Suite 200, Durham, North Carolina 27701. Mitchell Mumma and Dennis Dougherty are the managing members of Intersouth Associates VI, LLC, the sole general partner of Intersouth Partners VI, L.P., and share the power to vote or direct the voting of and to dispose or direct the disposition of the shares of our common stock held by Intersouth Partners VI, L.P.

6.	This information is based on a Schedule 13D/A filed with the SEC on April 20, 2015 by Alta Partners VIII, L.P., Alta Partners Management, LLC, Farah Champsi, Daniel Janney and Guy Nohra. The address of Alta Partners VIII, L.P. is One Embarcadero Center, 37th Floor, San Francisco, California 94111. Alta Partners Management VIII, LLC is the general partner of Alta Partners VIII, L.P. and shares voting and dispositive power over 1,129,551 shares of our common stock held by Alta Partners VIII, L.P. Farah Champsi, Daniel Janney, and Guy Nohra are the managing directors of Alta Partners Management VIII, LLC and share dispositive and voting control over the shares of our common stock held by Alta Partner VIII, L.P. The amount included in the table above excludes 12,436 shares of our common stock reported as owned directly by Ms. Champsi, over which she exercises sole dispositive and voting control.

7.	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 16, 2016 by Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., EverPoint Asset Management, LLC and Steven A. Cohen. Each of Point72Asset Management, L.P., Point72 Capital Advisors, Inc. and Mr. Cohen reported that it or he has shared voting and dispositive power with respect to 719,100 shares of our common stock held by certain investment funds managed by Point72Asset Management, L.P. Each of EverPoint Asset Management, LLC and Mr. Cohen reported that it or he has shared voting and dispositive power with respect to 292,200 shares of our common stock held by certain investment funds managed by EverPoint Asset Management, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P., and Mr. Cohen controls each of Point72 Capital Advisors, Inc. and EverPoint Asset Management, LLC. The address provided therein for Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902. The address provided for EverPoint Asset Management, LLC is 510 Madison Avenue, New York, NY 10022.

8.	Excludes 184,095 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

9.	Excludes 89,066 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

10.	Excludes 91,830 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

11.	Excludes 135,275 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

12.	Excludes 134,355 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

13.	Excludes 5,804 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

14.	Excludes 3,125 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

15.	Includes 1,800 shares held by the Hurwitz/Lichtenfeld Revocable Trust over which Mr. Hurwitz, as a trustee and a beneficiary, may be deemed to exercise voting and investment control.

16.	Excludes 16,000 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

17.	Excludes 848,925 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

Policy Regarding Hedging

We have adopted a policy that prohibits our officers, directors or employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2016 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, with the following exceptions:

•	Dr. Magovcevic-Liebisch, Dr. Oronsky, Mr. Hurwitz, Mr. Peacock, Dr. Koenig and Mr. Rosen each filed one late Form 4 with respect to a grant of options on November 19, 2015; and

•	Dr. Chulay filed one late Form 4 with respect to a purchase of shares of our common stock in connection with the exercise of fully-vested options on May 11, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification of Officers and Directors

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.

Policies and Procedures for Related Person Transactions

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us by an employee, consultant or director are not considered related-person transactions under this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

The policy imposes an affirmative duty upon each director and executive officer to identify any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

Our audit committee is responsible for reviewing and approving in advance any related-person transactions. In determining whether to approve a related-person transaction, the audit committee will take into account, among other factors it deems appropriate, whether the related-person transaction is on terms no less favorable than terms generally available to an unaffiliated third-person under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Agreements with Our Stockholders

Biogen Collaboration and License Agreement

On July 1, 2015, we entered into a Collaboration and License Agreement, which we refer to as the collaboration agreement, with Biogen MA Inc., a wholly owned subsidiary of Biogen Inc. (“Biogen”), pursuant to which we and Biogen agreed to collaborate to develop, seek regulatory approval for and commercialize gene therapy products to treat X-linked juvenile retinoschisis (“XLRS”), X-linked retinitis pigmentosa (“XLRP”) and discovery programs targeting three indications based on our adeno-associated virus vector technologies. The collaboration agreement became effective in August 2015.

Under the collaboration agreement, we will be eligible to receive upfront payments, option exercise fees and milestone payments aggregating over $1 billion, including an upfront license fee of $94.0 million which we received on August 19, 2015 and a portion of which was allocated to fund our costs incurred in connection with budgeted research and development activities for the XLRS and XLRP programs as well as the discovery programs. During fiscal year 2016, we also earned and received a $5.0 million milestone payment from Biogen for the XLRS program and we recorded other revenue of $585,000, primarily comprised of reimbursable costs for post-funding development activities that we conducted pursuant to the terms of this collaboration agreement with Biogen. In the event that Biogen exercises its option to obtain an exclusive commercial license for one or more discovery products that are designated as clinical candidates, we are eligible to receive an option exercise fee for each drug candidate. In addition, we are eligible to receive development milestone payments upon the achievement of specified regulatory, clinical development and commercialization milestones of up to $472.5 million collectively for the two lead programs and, together with option exercise fees, up to $592.5 million across the discovery programs. Biogen also has the right to substitute up to two discovery programs, with a limited ability to reinstate such substituted programs within six months. In the event Biogen elects to reinstate such substituted programs, we are eligible to receive additional option exercise fees and potential development, regulatory and sales milestone payments.

Budgeted development expenses for the programs are funded by Biogen through an allocation of the upfront license fee described below, subject to cost sharing for budget overruns and additional clinical trials that may be required prior to a pivotal trial for each of the XLRS and XLRP programs. During our development of the XLRS and XLRP products, Biogen retains the right to step in and take over the remaining development activities under specified circumstances. When Biogen assumes development responsibility, budgeted development expenses are paid by Biogen, subject to cost sharing for additional development activities. For each of the XLRS and XLRP programs, we have an option to share in development costs and resulting profits as well as an option to co-promote the second product approved in the United States. The collaboration agreement also provides for discovery programs targeting three indications whereby we will conduct discovery, research and development activities for those additional drug candidates through the stage of clinical candidate designation, after which, Biogen may exercise an option to continue to develop, seek regulatory approval for and commercialize the designated clinical candidate.

Under the collaboration agreement, we granted Biogen an exclusive, royalty-bearing license, with the right to grant sublicenses, to use adeno-associated virus vector technology and other technology controlled by us for the purpose of researching, developing, manufacturing and commercializing licensed products developed under the agreement. We also granted Biogen a non-exclusive, worldwide, royalty-free, fully paid license, with the right to grant sublicenses, of our interest in other intellectual property developed pursuant to the collaboration agreement. Biogen agreed to pay royalties for each licensed product at tiered rates ranging from high single digit to mid-teen percentages of annual net sales of the XLRS or XLRP products and rates ranging from mid-single digit to low-teen percentages of annual net sales for the discovery products.

Biogen Manufacturing Agreement

In connection with the collaboration agreement, we also entered into a Manufacturing License and Technology Transfer Agreement, or manufacturing license, on July 1, 2015 under which Biogen will receive an exclusive license to use AGTC’s proprietary technology platform to make AAV vectors for up to six genes based on the selection process specified in the manufacturing license. For each gene selected, we are eligible to receive a selection fee, clinical and regulatory development milestones, and commercial sales milestones. Biogen will also pay us incremental royalties for each licensed product that are a low single digit percentage of annual net sales of each product containing a gene of interest.

Biogen Equity Agreement

We also entered into a Common Stock Purchase Agreement with Biogen, or equity agreement, on July 1, 2015 pursuant to which Biogen purchased 1,453,957 shares of our common stock, at a purchase price equal to $20.63 per share, for an aggregate purchase price in cash equal to $30 million. The closing of the share purchase occurred contemporaneously with the effectiveness of the collaboration agreement on August 19, 2015.As a result of this stock purchase, Biogen beneficially owns approximately 8.1 percent of our total shares of common stock outstanding as of October 18, 2016.

We believe that the terms obtained and the consideration that we received, as applicable, in connection with the transactions with Biogen described above were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS

Audit Committee Report

The primary role of our audit committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent auditors’ qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm, RSM US LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent auditors, and has also met separately with our independent auditors, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended June 30, 2016 with management and the independent auditors. As part of this review, the audit committee discussed with RSM US LLP the communications required by generally accepted auditing standards, including those described in the Public Company Accounting Oversight Board’s Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as amended.

The audit committee has received from RSM US LLP a written statement describing all relationships between that firm and Applied Genetic Technologies Corporation that might bear on the auditors’ independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors’ provision of any consultation and other non-audit services to Applied Genetic Technologies Corporation is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the Board of Directors that Applied Genetic Technologies Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2016 as filed with the Securities and Exchange Commission.

Anne VanLent, Chair

Ed Hurwitz

James Rosen

Our Auditors

RSM US LLP, formerly known as McGladrey LLP, has been selected by the audit committee of the Board of Directors as the independent registered public accounting firm to audit our financial statements for the year ending June 30, 2017. RSM US LLP also served as our auditors in fiscal year 2016. We expect that representatives of RSM US LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees for Professional Services

The following is a summary of the fees for professional services rendered by RSM US LLP for fiscal years 2016 and 2015:

	Fees
Fee category	Fiscal year 2016	Fiscal year 2015
Audit fees	$187,683	$238,017
Audit-related fees	31,000	—
Tax fees	40,252	—
All other fees	—	—

Total Fees	$258,933	$238,017

Audit fees. Audit fees consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by RSM US LLP in connection with statutory and regulatory filings or engagements and include fees for professional services rendered in connection with quarterly and annual reports. The audit fees for fiscal years 2016 and 2015 also include fees and related expenses associated with the issuance of consents by RSM US LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-related fees. Audit-related fees represent fees for assurance and related services performed by RSM US LLP that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

Tax fees. Tax fees represent fees for professional services performed by RSM US LLP with respect to tax compliance, tax advice and tax planning and related expenses. The company engages a separate professional services firm for these services, including assistance with the preparation of federal, state, and foreign income tax returns.

All other fees. All other fees represent fees for products and services provided by RSM US LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

Our audit committee’s pre-approval policies or procedures do not allow our management to engage RSM US LLP to provide any specified services without specific audit committee pre-approval of the engagement for those services. All of the services provided by RSM US LLP during fiscal year 2016 were pre-approved.

Whistleblower Procedures

Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our Directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our code of ethics. See “Information About Our Board of Directors and Management—Code of Business Conduct and Ethics; Corporate Governance Guidelines.”

OTHER MATTERS

Other Business

Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board or directors know of any matters to be proposed by others at the meeting.

Stockholder Proposals for 2018 Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2018 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than September 15, 2017 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2018 annual meeting.

Stockholder proposals intended to be presented at our 2018 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on November 30, 2017, nor earlier than October 31, 2017, together with all supporting documentation and information required by our by-laws. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

In order to have a director candidate considered by the nominating and corporate governance committee, the recommendation must be submitted to our Secretary at the address set forth on the first page of this proxy statement no later than the close of business on November 30, 2017, nor earlier than October 31, 2017, and must include all supporting documentation and information required by our by-laws.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on February 28, 2017.
Vote by Internet
• Go to www.envisionreports.com/AGTC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1.	Election of three Class III Directors to a three-year term:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Susan B. Washer	☐	☐	02 - Ed Hurwitz	☐	☐	03 - James Rosen	☐	☐

		For	Against	Abstain
2.	Ratification of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2017.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Applied Genetic Technologies Corporation

Notice of 2017 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — February 28, 2017

Susan B. Washer and Scott Koenig, M.D., Ph.D., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Applied Genetic Technologies Corporation to be held on February 28, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed herein by the undersigned. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees for election as Class III Directors and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)